Exhibit (a)(5)(A)

News Release

Miller Corporate Center

Media Relations:
Dan Hilley (213) 630-6550
communications@averydennison.com

Investor Relations:
Eric M. Leeds (626) 304-2029
investorcom@averydennison.com

AVERY DENNISON ANNOUNCES OFFER TO EXCHANGE UP TO 8,360,000 OF ITS OUTSTANDING CORPORATE HIMEDS UNITS

Pasadena, California – February 3, 2009 – Avery Dennison Corporation (NYSE: AVY) today announced that it is offering to exchange (the “offer”) up to 8,360,000, or 95%, of its HiMEDS Units, stated amount $50.00 per unit (the “HiMEDS Units”), in the form of Corporate HiMEDS Units (the “Corporate HiMEDS Units”), comprised of (i) a purchase contract (the “purchase contract”) obligating the holder to purchase from Avery Dennison shares of Avery Dennison’s common stock, par value $1.00 per share (the “common stock”), and (ii) a 1/20 or 5.0% undivided beneficial interest in a $1,000 aggregate principal amount 5.350% senior note due November 15, 2020 (the “HiMEDS senior notes”), for 0.9756 shares of common stock and $6.50 in cash (which includes the accrued and unpaid contract adjustment payments with respect to the purchase contracts and the accrued and unpaid interest with respect to the HiMEDS senior notes) per Corporate HiMEDS Unit. The terms and conditions of the offer are set forth in the offer to exchange dated February 3, 2009 (the “offer to exchange”) and the related letter of transmittal (the “letter of transmittal”). The offer is not subject to a minimum condition.

The offer and withdrawal rights will expire at 12:01 a.m., New York City time, on March 4, 2009, unless extended by Avery Dennison (as such date may be extended, the “expiration date”). Validly tendered Corporate HiMEDS Units may be withdrawn at any time prior to the expiration date by submitting a notice of withdrawal to the exchange agent, in accordance with the procedures described in the offer to exchange and in the letter of transmittal. In addition, if Avery Dennison has not accepted Corporate HiMEDS Units for exchange by March 31, 2009, holders may withdraw their previously tendered Corporate HiMEDS Units at any time thereafter until such HiMEDS Units are accepted for exchange. Once Corporate HiMEDS Units are accepted for exchange, they cannot be withdrawn.

The number of validly tendered and not withdrawn Corporate HiMEDS Units Avery Dennison will accept in the offer will be prorated if (a) more than 8,360,000 Corporate HiMEDS Units are tendered or (b) Avery Dennison shall have concluded based on discussions with the New York Stock Exchange that the Corporate HiMEDS Units are likely to be de-listed as a result of the acceptance by Avery Dennison of all Corporate HiMEDS Units validly tendered and not withdrawn in the offer.

Questions about the offer should be directed to D.F. King & Co., Inc., the exchange agent and information agent for the offers, at (800) 758-5880 (U.S. toll-free) or (212) 269-5550 (collect). Holders of HiMEDS Units who desire a copy of the offer to exchange or other related documents should contact D.F. King & Co., Inc. at the above numbers.

Latham & Watkins LLP served as legal advisor to Avery Dennison.

Avery Dennison is a recognized industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide. The Company’s products include pressure-sensitive labeling materials; graphics imaging media; retail apparel ticketing and branding systems; RFID inlays and tags; office products; specialty tapes; and a variety of specialized labels for automotive, industrial and durable goods applications. A FORTUNE 500 Company with sales of $6.7 billion in 2008, Avery Dennison is based in Pasadena, California and employs more than 36,000 employees in over 60 countries. For more information, visit www.averydennison.com.

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Forward-Looking Statements

Certain statements contained in this document are "forward-looking statements." Such forward-looking statements and financial or other business targets are subject to certain risks and uncertainties.

Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to risks and uncertainties relating to investment in development activities and new production facilities; fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; ability of the Company to generate sustained productivity improvement; successful integration of acquisitions; successful implementation of new manufacturing technologies and installation of manufacturing equipment; the financial condition and inventory strategies of customers; customer and supplier concentrations; changes in customer order patterns; loss of significant contract(s) or customer(s); timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; impact of competitive products and pricing; selling prices; business mix shift; volatility of capital and credit markets; credit risks; ability of the Company to obtain adequate financing arrangements and to maintain access to capital; fluctuations in interest rates; fluctuations in pension, insurance and employee benefit costs; impact of legal proceedings, including a previous government investigation into industry competitive practices, and any related proceedings or lawsuits pertaining thereto or to the subject matter thereof related to the concluded investigation by the U.S. Department of Justice ("DOJ") (including purported class actions seeking treble damages for alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation), as well as the impact of potential violations of the U.S. Foreign Corrupt Practices Act; changes in governmental regulations; changes in political conditions; fluctuations in foreign currency exchange rates and other risks associated with foreign operations; worldwide and local economic conditions; impact of epidemiological events on the economy and the Company’s customers and suppliers; acts of war, terrorism, natural disasters; and other factors.

The Company believes that the most significant risk factors that could affect its financial performance in the near-term include (1) the impact of economic conditions on underlying demand for the Company’s products; (2) the impact of competitors’ actions, including pricing, expansion in key markets, and product offerings; (3) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through selling price increases, without a significant loss of volume; (4) potential adverse developments in legal proceedings and/or investigations regarding competitive activities, including possible fines, penalties, judgments or settlements; and (5) the ability of the Company to achieve and sustain targeted cost reductions.

For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Form 10-K, filed on February 27, 2008, and the Company’s Form 10-Q filed on November 6, 2008, with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.